Exhibit 99.1

Endologix, Inc. and TriVascular Technologies, Inc. Complete Merger

Endologix Treats 5,000 AAA Patients with Nellix® Endovascular Aneurysm

Sealing System

IRVINE, Calif., February 3, 2016 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that it has successfully completed the previously announced merger with TriVascular Technologies, Inc.

John McDermott, Chairman and Chief Executive Officer of Endologix, said, “The completion of the merger with TriVascular is a major milestone for both companies that further enhances our technology platforms and positions the combined business for robust growth with an accelerated path to profitability. Both teams have been working diligently preparing for the merger and we believe that we are well positioned to execute on our integration and commercial plans. In the near-term, our focus is on training the combined sales and clinical teams, introducing our comprehensive product portfolio to physicians and successfully capturing identified synergies.”

Under the terms of the merger agreement, each outstanding share of TriVascular common stock (other than shares of TriVascular common stock for which appraisal rights were demanded pursuant to Delaware law and other than certain other shares of TriVascular stock owned or held by Endologix, TriVascular or their affiliates which were cancelled) was exchanged for 0.631 shares of Endologix common stock and $0.34 of cash. Former Endologix stockholders own approximately 84% of the shares of the combined company on a fully diluted basis and former TriVascular stockholders own approximately 16%. TriVascular shares will cease trading on the NASDAQ Global Select Market at the close of business today. Effective upon completion of the merger, Christopher G. Chavez, the former President and Chief Executive Officer of TriVascular, was appointed to the Endologix Board of Directors.

Once integrated, Endologix reaffirms its long-range forecast from its investor meeting in November 2015, which included revenues of the combined business growing at a 20% compound annual growth rate over the next five years and reaching an adjusted EBITDA margin of approximately 20%.

Mr. McDermott added, “In addition to our enthusiasm about the completed merger, we are pleased to report that the 5,000th patient was treated recently with the Nellix Endovascular Aneurysm Sealing System. We’d like to thank our physician collaborators around the world for their support as we work together to make the Nellix system available to treat more patients with AAA.”

2016 Financial Guidance

Endologix will provide 2016 financial guidance for the combined company in conjunction with the reporting of its fourth quarter and full year 2015 financial results on February 22, 2016.

About Endologix, Inc.

Endologix develops and manufactures minimally invasive treatments for aortic disorders. Endologix’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s website at www.endologix.com. The Nellix System is an investigational device in the United States.

About TriVascular Technologies, Inc.

TriVascular, a wholly owned subsidiary of Endologix, develops and commercializes innovative technologies to significantly advance the minimally invasive treatment of abdominal aortic aneurysms. TriVascular manufactures the Ovation® Abdominal Stent Graft platform, the lowest profile FDA-approved endovascular aortic repair (EVAR) system, which utilizes a novel, polymer-based sealing mechanism. TriVascular is based in Santa Rosa, California.

Inducement Equity Awards

In connection with and upon the closing of the merger, Endologix granted inducement equity awards of approximately 194,000 stock options and approximately 89,000 time-based restricted stock units to Michael Chobotov and approximately 89,000 stock options and approximately 41,000 time-based restricted stock units to Shari O’Quinn, each of whom joined Endologix as an executive officer following the closing. In addition, to encourage other employees of TriVascular to join Endologix following the merger, Endologix granted to 110 employees of TriVascular that joined Endologix or one of its subsidiaries at the closing of the merger up to an aggregate of approximately 1,400,000 equity awards, consisting of approximately 185,000 stock options and approximately 1,180,000 time-based restricted stock units. Subject to certain exceptions, the time-based equity awards will vest over a four-year period with a one-year cliff for the first year and monthly thereafter. The foregoing equity awards were granted to Dr. Chobotov and Ms. O’Quinn, and each other new employee of Endologix or one of its subsidiaries, as “inducement awards” and therefore, consistent with applicable NASDAQ rules, did not reduce the shares reserved for issuance under Endologix’s stockholder-approved equity plans.

Forward-Looking Statements

This communication includes statements that may be forward-looking statements. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. Endologix cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.

Such risks and uncertainties include, but are not limited to, realization of the expected benefits of the merger, competition from other products, changes to laws and regulations applicable to our industry, status of our ongoing clinical trials, clinical trial results, challenges to intellectual property, decisions and the timing of decisions of regulatory authorities regarding our products and potential future products, risks relating to foreign currency fluctuations, and a variety of other risks. Additional information about the factors that may affect Endologix is set forth in Endologix’s and TriVascular’s periodic reports filed with the Securities and Exchange Commission. Endologix undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

ENDOLOGIX CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO Vaseem Mahboob, CFO (949) 595-7200	Nick Laudico (646) 536-7030 Zack Kubow (646) 536-7020
www.endologix.com

# # #